Exhibit 99.2

Q2 FY19 Letter to Shareholders November 1, 2018 CIRRUS LOGIC

November 1, 2018

Dear Shareholders,

Cirrus Logic delivered Q2 FY19 revenue of $366.3 million, as timing of shipments for portable audio products drove results above the high end of guidance. GAAP and non-GAAP earnings per share were $0.93 and $1.08, respectively. During the quarter, we ramped numerous components with several customers ahead of new product introductions, including two boosted amplifiers and a haptic driver with a new North American Android customer. While demand for our audio, voice and haptic solutions for mobile phones is strong, we are also seeing increased interest for our technology in other form factors and adjacent markets as we continue to leverage our low-latency, low-power digital signal processing expertise. We are optimistic about our outlook for the coming years as general market and custom product design activity with existing and new customers remains high.

Figure A: Cirrus Logic Q2 FY19 Results

	GAAP	Other	Non-GAAP*
Revenue	**$366.3**		**$366.3**
Gross Profit	**$185.1**	**$0.2**	**$185.3**
Gross Margin	**50.5%**		**50.6%**
Operating Expense	$129.5	($25.8)	$103.7
Operating Income	**$55.6**	**$26.0**	**$81.6**
Operating Profit	**15%**		**22%**
Other Income	$1.2		$1.2
Income Tax Expense / (Benefit)	($1.4)	$17.1	$15.7
Net Income	**$58.2**	**$8.9**	**$67.1**
Diluted EPS	**$0.93**	**$0.14**	**$1.08**

*Complete GAAP to Non-GAAP reconciliations available on page 12
$ millions, except EPS

Revenue and Gross Margins

Cirrus Logic reported revenue of $366.3 million in Q2 FY19, up 44 percent sequentially and down 14 percent year over year. Revenue exceeded the high end of guidance, as orders shifted into late Q2 from early Q3, primarily due to the timing of the Golden Week holiday in China. As we have

Q2 FY19 Letter to Shareholders CIRRUS LOGIC® 2

previously mentioned, predicting the split between Q2 and Q3 revenue can be particularly challenging as we are ramping heavily at the quarter boundary, and our customers can and frequently do change individual orders on short notice. The sequential uptick in revenue was largely driven by increased sales of portable audio products ahead of new product launches in the back half of the calendar year. The year-over-year decline reflects lower sales of portable audio components primarily associated with reduced unit volumes of one of our digital headset products compared to the previous year. This reduction was anticipated, and the effects are fully incorporated into our FY19 outlook. One customer contributed 82 percent of sales for the quarter. Our relationship with our largest customer remains outstanding with design activity continuing on various products. While we understand there is intense interest in this customer, in accordance with our policy, we do not discuss specifics about our business relationship.

Figure B: Cirrus Logic Revenue Q2 FY17 to Q3 FY19 (M)


$600
$500
$400
$300
$200
$100
$0
$429
$523
$328
$321
$426
$483
$303
$254
$366
$380*
Q2/FY17
Q3/FY17
Q4/FY17
Q1/FY18
Q2/FY18
Q3/FY18
Q4/FY18
Q1/FY19
Q2/FY19
Q3/FY19

*Midpoint of guidance as of November 1, 2018

In the December quarter, we expect revenue to range from $360 million to $400 million, up 4 percent sequentially and down 21 percent year over year at the midpoint. As we have highlighted above and in previous shareholder letters, forecasting revenue in the September and December quarters can be quite challenging as an unexpected change in the timing of shipments can cause large swings in our revenue on a quarterly basis. While guidance for the December quarter reflects a shift in orders late in the quarter from Q3 into Q2, the company's expectations for this six-month period remain relatively unchanged. With respect to the company's overall expectations for the remainder of FY19, the primary drivers of variability include end customer demand for handsets

Q2 FY19 Letter to Shareholders CIRRUS LOGIC® 3

Q2 FY19 Letter to Shareholders 4 that utilize our products and timing of new smartphone launches expected late in the fiscal year. As we look to FY20, with a solid pipeline of products and meaningful customer engagements, we remain confident in our ability to return to year-over-year revenue growth. GAAP gross margin in the September quarter was 50.5 percent, compared to 48.9 percent in Q1 FY19. Non-GAAP gross margin in Q2 FY19 was 50.6 percent, versus 49 percent in the prior quarter. The sequential increase in gross margin reflects a benefit from lower reserves versus the prior quarter and supply chain efficiencies. In the December quarter, gross margin is expected to range from 49 percent to 51 percent. Operating Profit, Earnings and Cash Operating profit for the second quarter was approximately 15.2 percent on a GAAP basis and 22.3 percent on a non-GAAP basis. GAAP operating expense was $129.5 million, down $1.2 million sequentially and up $9.1 million year over year. GAAP operating expense included $13 million in share-based compensation and $12.9 million in amortization of acquired intangibles. Non-GAAP operating expense was $103.7 million, down $1.1 million sequentially and up $6.9 million year over year. In Q2 FY19, we continued to focus on reducing discretionary spending and deferring expenses when possible. Further, while we expect to appropriately deploy resources in support of our key product development activities, we are continuing to carefully manage hiring elsewhere. As a result of these efforts, operating expense for the September quarter was lower than previously anticipated. The primary drivers of the changes in GAAP and non-GAAP operating expense for Q2 FY19 are detailed in order of significance in Figure C. Figure C: Primary Drivers of Q2 FY19 Operating Expenses Q/Q Y/Y Product development Headcount and other employee related expenses Employee related expenses Facilities-related expenses associated with increased headcount Variable compensation Amortization of acquisition intangibles* Professional expenses Share-based compensation* Variable compensation Product development *Excluded from non-GAAP operating expense

GAAP R&D and SG&A expenses for Q3 FY19 are expected to range from $122 million to $128 million, including roughly $12 million in share-based compensation and $8 million in amortization of acquired intangibles. This sequential decline in operating expense is primarily associated with a reduction in share-based compensation and amortization of acquired intangibles, which is partially offset by a slight increase in product development and employee expenses. In Q4 FY19, excluding share-based compensation and amortization of acquired intangibles, we anticipate operating expense to be flat to up slightly from the midpoint of Q3 guidance. We expect to continue to manage expenses prudently as we balance our long-term profitability goals with the increased investment in important R&D projects that we expect to drive future growth. Longer term, we remain committed to our target operating profit margin model in the mid-20's. Our total headcount exiting Q2 was 1,592.

Figure D: GAAP R&D and SG&A Expenses (M)/Headcount Q2 FY17 to Q3 FY19


$140
$130
$120
$110
$100
$90
$80
$70
$60
$50
$40
$30
$20
$10
$0
1,379
1,406
1,444
1,467
1,529
1,568
1,596
1,609
1,592
Q2/FY17
Q3/FY17
Q4/FY17
Q1/FY18
Q2/FY18
Q3/FY18
Q4/FY18
Q1/FY19
Q2/FY19
Q3/FY19
R&D
SG&A
Expense*
Headcount

*Reflects midpoint of combined R&D and SG&A guidance as of November 1, 2018

GAAP earnings per share for the September quarter were $0.93, compared to loss per share of $0.07 the prior quarter and earnings per share of $1.10 in Q2 FY18. Non-GAAP earnings per share for the quarter were $1.08, versus $0.28 in Q1 FY19 and $1.36 in Q2 FY18.

Our ending cash balance in the September quarter was approximately $396 million, up from $386 million the prior quarter. Cash from operations was approximately $74.3 million for the quarter. In the September quarter, we used $55 million to repurchase roughly 1.3 million shares at an average

Q2 FY19 Letter to Shareholders CIRRUS LOGIC® 5

Q2 FY19 Letter to Shareholders 6 price of $43.19. The company has $105 million remaining in the January 2018 share repurchase authorization. Since accelerating our share repurchase activity at the beginning of FY18 we have repurchased 5.7 million shares and reduced net diluted share count by 6% over that time period. We will continue to evaluate potential uses of cash, including acquisitions and the repurchase of shares. Net interest income is currently expected to be roughly $1.5 million in Q3 FY19. Taxes and Inventory We realized a GAAP tax benefit for the September quarter of approximately $1.5 million on GAAP pre-tax income of approximately $56.8 million, resulting in an effective tax rate of -2.6 percent. The GAAP tax rate includes the tax effect of adjustments to the one-time transition tax from US tax reform, stock compensation, and other discrete items that were recorded in the quarter. Non-GAAP tax expense for the quarter was approximately $15.7 million on non-GAAP pre-tax income of approximately $82.8 million, resulting in an effective tax rate of 18.9 percent. Non-GAAP tax expense excludes the benefit of an $11.3 million adjustment to the transition tax and includes approximately $5.8 million related to the tax effect of higher non-GAAP income in various jurisdictions. Both the GAAP and Non-GAAP tax rates include the impact of new proposed regulations that clarify the US tax reform rules related to current US taxation of foreign profits. As a result of this new guidance, we now estimate that our worldwide non-GAAP effective tax rate in FY19 will range from 17 percent to 19 percent. Q2 inventory was $142.3 million, down from $173.1 million the prior quarter. Inventory is expected to be relatively flat for the December quarter as we continue to fulfill orders for ongoing demand. Company Strategy We are pleased with our progress in Q2 as design momentum across our portfolio was strong and numerous new devices were announced that use our components. In the smartphone market, we expanded our share with existing customers and began shipping audio amplifiers and a haptic driver in a new flagship Android handset recently launched by a North American customer. We also experienced an uptick in design activity for wired and wireless digital headsets from customers who want to introduce products that deliver high quality playback and advanced voice features. While broad-based adoption of digital headsets is moving more slowly than expected, particularly in the Android market, we anticipate a variety of wired and wireless devices utilizing our components to be introduced in the next 6-12 months. Q2 was also a productive quarter for MEMS microphones, as we continued to solve technical challenges and remained actively engaged with key customers. Design activity in our smart home business is solid and more products continue to launch using our Amazon Voice Capture Development Kit and other components. The company is sampling our new far-field device and evaluation kit to key customers and initial feedback is positive. With an

Q2 FY19 Letter to Shareholders 7 extensive portfolio of products and a compelling roadmap, we are encouraged as we continue to see increased demand for products that capitalize on our expertise in ultra-low power, low latency and mixed-signal processing. In the September quarter, we are particularly pleased with the developments in our boosted amplifier business as the company increased penetration of boosted amplifiers in flagship and midtier smartphones and ramped a new 55-nanometer boosted amplifier with a leading customer. This product delivers size, power consumption and power output advantages compared to previous generations, helping to safely drive louder and higher quality sound to advanced micro speakers. In the Android market, we are delighted to be shipping two boosted audio amplifiers in a new customer’s recently introduced flagship smartphone. Further, after our initial win in a single smartphone model last quarter, we expanded our footprint with one of the largest Android OEMs and are now shipping in multiple models. We expect additional flagship devices to launch utilizing our technology over the next 6 months. We anticipate that demand for innovative audio amplifiers will continue to increase as more smartphones transition to stereo speakers and thinner form factors, reinforcing the need for higher power output from a smaller footprint. We are also seeing growing interest in the mid-tier where consumers increasingly expect similar solutions and user experiences to those found in high-end smartphones. With a comprehensive portfolio of products designed for flagship devices, as well as products that are optimized for mid-tier performance and price, we continue to expect strong growth of this business, particularly in the Android market, for the remainder of FY19 and FY20. Recognizing the increasing importance of haptic technology in the Android market in calendar 2017, Cirrus Logic began investing R&D resources to leverage our audio boosted amplifier technology into this adjacent market. We are extremely pleased with the team’s execution and are excited to be shipping in a recently launched flagship Android smartphone. While design activity with our first-generation haptic driver is robust and we expect new devices to come to market over the next 12 months using this component, we are also planning on taping out our first product designed specifically for haptics in the spring of calendar 2019. Trends driving increased demand for sophisticated haptic solutions include a push by OEMs in the Android market to maximize screen size, improve overall device robustness by eliminating mechanical buttons and the desire for advanced tactile feedback for gesture-based navigation. We believe our solution has several competitive advantages that position the company to be a leader in this emerging market. With an integrated DSP and a comprehensive set of tools, Cirrus Logic’s ultra-low power, always-on haptics solution enables the customer to develop a full suite of sensations that generate crisp, uniform tactile effects with ultra-low latency. While initial interest has been largely associated with smartphones, we are also seeing early momentum for advanced haptics adoption in other form factors where features such as advanced notifications, virtual buttons and improving the user experience are pushing OEMs toward this technology. With a strong design funnel and active

Q2 FY19 Letter to Shareholders 8 engagements with many of the leading OEMs in the markets we target, we expect this business to continue to grow in the coming years. Longer term the company remains laser focused on introducing innovative products that we believe will expand our served available market and bolster opportunities for future growth. While we continue to develop cutting-edge technologies associated with enhanced audio and voice features, we are also leveraging our expertise in complex mixed-signal processing and our extensive audio and voice-related IP portfolio into adjacent applications. For example, as the requirements for sophisticated digital assistants increase in applications such as smartphones, wearables and the smart home, OEMs are articulating a need for ultra-low power, low latency edge processing. Whether for security, privacy, latency or efficiency reasons, the consumer experience is often improved by moving some of the key elements of processing to the local device. Cirrus Logic’s 28- nanometer advanced voice biometrics solution for secure user authentication is particularly wellsuited for these use cases. While this technology is currently in development, we are pleased with our progress in Q2. We remain actively engaged with several key customers and continue to optimize our solution to enhance environmental robustness, security and power consumption. The company is also capitalizing on our growing expertise in applying deep neural networks to signal processing related challenges in voice and user interface applications to improve performance and reduce power consumption. While these technologies are in their infancy today, this type of investment is critical to enable the company to maintain our market leadership. In conclusion, in the September quarter, Cirrus Logic gained momentum across our product portfolio as more devices utilizing our components came to market and customer engagements/design activity remained strong. As demand from OEMs for innovative, ultra-low power, low latency audio, voice and haptic products continues to increase, we believe Cirrus Logic is uniquely positioned to capitalize on these opportunities and fuel growth in the coming years. Summary and Guidance For the December quarter we expect the following results: • Revenue to range between $360 million and $400 million; • GAAP gross margin to be between 49 percent and 51 percent; and • Combined GAAP R&D and SG&A expenses to range between $122 million and $128 million, including approximately $12 million in share-based compensation expense and $8 million in amortization of acquired intangibles; In summary, we are pleased with our accomplishments in the September quarter as we ramped shipments in numerous new devices and expanded our footprint in Android. With a robust portfolio

Q2 FY19 Letter to Shareholders 9 of products and innovative roadmap, we believe in our ability to expand our share in our target markets and return to year-over-year revenue growth in FY20. Sincerely, Jason Rhode President and Chief Executive Officer Thurman Case Chief Financial Officer Conference Call Q&A Session Cirrus Logic will host a live Q&A session at 5:30 p.m. EDT today to answer questions related to its financial results and business outlook. Participants may listen to the conference call on the Cirrus Logic website. Participants who would like to submit a question to be addressed during the call are requested to email investor.relations@cirrus.com. A replay of the webcast can be accessed on the Cirrus Logic website approximately two hours following its completion, or by calling (416) 621-4642 or toll free at (800) 585-8367 (Access Code: 9875228). Use of Non-GAAP Financial Information To supplement Cirrus Logic's financial statements presented on a GAAP basis, Cirrus has provided non-GAAP financial information, including non-GAAP net income, diluted earnings per share, diluted share count, operating income and profit, operating expenses, gross margin and profit, tax expenses and tax expense impact on earnings per share. A reconciliation of the adjustments to GAAP results is included in the tables below. We are also providing guidance on our non-GAAP expected effective tax rate. We are not able to provide guidance on our GAAP tax rate or a related reconciliation without unreasonable efforts since our future GAAP tax rate depends on our future stock price and related share-based compensation information that is not currently available. Non-GAAP financial information is not meant as a substitute for GAAP results, but is included because management believes such information is useful to our investors for informational and comparative purposes. In addition, certain non-GAAP financial information is used internally by management to evaluate and manage the company. The non-GAAP financial information used by Cirrus Logic may differ from that used by other companies. These non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP. Safe Harbor Statement

Q2 FY19 Letter to Shareholders 10 Except for historical information contained herein, the matters set forth in this shareholder letter contain forward-looking statements, including statements about our outlook in the coming years; future revenue growth and market opportunities, future new product tape outs and introductions, and expected customer product introductions and ramps; our ability to manage our operating expenses for the remainder of fiscal year 2019; our ability to appropriately deploy resources in support of our key product development activities and continue to carefully manage the hiring of non-critical functions; our forecasts for revenue and operating expenses in fiscal year 2019; our forecasts for a return to year-over-year revenue growth during fiscal year 2020; effective tax rates for fiscal year 2019 and future years; our ability to achieve mid-20 percent operating profit in the longer term; and our forecasts for the third quarter of fiscal year 2019 revenue, profit, net interest income, gross margin, combined research and development and selling, general and administrative expense levels, share-based compensation expense, amortization of acquired intangibles and inventory levels. In some cases, forward-looking statements are identified by words such as “emerge,” “expect,” “anticipate,” “foresee,” “target,” “project,” “believe,” “goals,” “opportunity,” “estimates,” “intend,” “will,” and variations of these types of words and similar expressions. In addition, any statements that refer to our plans, expectations, strategies or other characterizations of future events or circumstances are forwardlooking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, the following: the level and timing of orders and shipments during the third quarter of fiscal year 2019 and the remainder of the fiscal year 2019, customer cancellations of orders, or the failure to place orders consistent with forecasts; changes with respect to our current expectations of future smartphone unit volumes; any delays in the timing and/or success of customers’ new product ramps; failure to win new designs or additional content as expected at Android customers; any changes in U.S. trade policy, including potential adoption and expansion of trade restrictions, higher tariffs, or cross border taxation by the U.S. government involving other countries, particularly China, that might impact overall customer demand for our products or affect our ability to manufacture and/or sell our products overseas; and the risk factors listed in our Form 10-K for the year ended March 31, 2018 and in our other filings with the Securities and Exchange Commission, which are available at www.sec.gov. The foregoing information concerning our business outlook represents our outlook as of the date of this news release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise. Cirrus Logic and Cirrus are registered trademarks of Cirrus Logic, Inc. All other company or product names noted herein may be trademarks of their respective holders. Summary Financial Data Follows:

CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
(unaudited)
(in thousands, except per share data)

	Three Months Ended			Six Months Ended	
	Sep. 29, 2018	Jun. 30, 2018	Sep. 23, 2017	Sep. 29, 2018	Sep. 23, 2017
	Q2'19	Q1'19	Q2'18	Q2'19	Q2'18
Portable audio products	$ 324,049	$ 212,260	$ 381,761	$ 536,309	$ 662,449
Non-portable audio and other products	42,256	42,223	43,776	84,479	83,823
Net sales	**366,305**	**254,483**	**425,537**	**620,788**	**746,272**
Cost of sales	181,186	129,924	214,255	311,110	373,274
Gross profit	**185,119**	**124,559**	**211,282**	**309,678**	**372,998**
Gross margin	**50.5%**	**48.9%**	**49.7%**	**49.9%**	**50.0%**
Research and development	96,381	97,932	90,353	194,313	173,910
Selling, general and administrative	33,160	32,784	30,041	65,944	60,900
Total operating expenses	129,541	130,716	120,394	260,257	234,810
Income (loss) from operations	**55,578**	**(6,157)**	**90,888**	**49,421**	**138,188**
Interest income (expense), net	1,525	1,447	725	2,972	1,319
Other income (expense), net	(378)	210	(1,116)	(168)	(1,135)
Income (loss) before income taxes	**56,725**	**(4,500)**	**90,497**	**52,225**	**138,372**
Provision (benefit) for income taxes	(1,448)	(228)	17,197	(1,676)	22,160
Net income (loss)	**$ 58,173**	**$ (4,272)**	**$ 73,300**	**$ 53,901**	**$ 116,212**
Basic earnings (loss) per share:	$ 0.96	$ (0.07)	$ 1.16	$ 0.88	$ 1.82
Diluted earnings (loss) per share:	$ 0.93	$ (0.07)	$ 1.10	$ 0.86	$ 1.74
Weighted average number of shares:					
Basic	60,472	61,462	63,431	60,967	63,764
Diluted	62,431	61,462	66,360	62,810	66,761

Prepared in accordance with Generally Accepted Accounting Principles

Q2 FY19 Letter to Shareholders CIRRUS LOGIC® 11

RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL INFORMATION

(unaudited, in thousands, except per share data)

(not prepared in accordance with GAAP)

Non-GAAP financial information is not meant as a substitute for GAAP results, but is included because management believes such information is useful to our investors for informational and comparative purposes. In addition, certain non-GAAP financial information is used internally by management to evaluate and manage the company. As a note, the non-GAAP financial information used by Cirrus Logic may differ from that used by other companies. These non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP.

	Three Months Ended			Six Months Ended	
	Sep. 29, 2018	Jun. 30, 2018	Sep. 23, 2017	Sep. 29, 2018	Sep. 23, 2017
Net Income Reconciliation	Q2'19	Q1'19	Q2'18	Q2'19	Q2'18
GAAP Net Income (Loss)	$ 58,173	$ (4,272)	$ 73,300	$ 53,901	$ 116,212
Amortization of acquisition intangibles	12,867	13,266	11,600	26,133	23,200
Stock based compensation expense	13,131	12,794	12,292	25,925	23,695
Acquisition-related items	-	-	-	-	(4,048)
Adjustment to income taxes	(17,054)	(3,926)	(7,260)	(20,980)	(14,517)
Non-GAAP Net Income	$ 67,117	$ 17,862	$ 89,932	$ 84,979	$ 144,542
Earnings Per Share Reconciliation					
GAAP Diluted earnings (loss) per share	$ 0.93	$ (0.07)	$ 1.10	$ 0.86	$ 1.74
Effect of Amortization of acquisition intangibles	0.21	0.21	0.18	0.42	0.35
Effect of Stock based compensation expense	0.21	0.20	0.19	0.41	0.36
Effect of Acquisition-related items	-	-	-	-	(0.06)
Effect of Adjustment to income taxes	(0.27)	(0.06)	(0.11)	(0.34)	(0.22)
Non-GAAP Diluted earnings per share	$ 1.08	$ 0.28	$ 1.36	$ 1.35	$ 2.17
Diluted Shares Reconciliation					
GAAP Diluted shares	62,431	61,462	66,360	62,810	66,761
Effect of weighted dilutive shares	-	1,723	-	-	-
Non-GAAP Diluted shares	62,431	63,185	66,360	62,810	66,761
Operating Income Reconciliation					
GAAP Operating Income (Loss)	$ 55,578	$ (6,157)	$ 90,888	$ 49,421	$ 138,188
GAAP Operating Profit (Loss)	*15%*	*-2%*	*21%*	*8%*	*19%*
Amortization of acquisition intangibles	12,867	13,266	11,600	26,133	23,200
Stock compensation expense - COGS	170	199	328	369	666
Stock compensation expense - R&D	6,834	7,250	6,034	14,084	12,294
Stock compensation expense - SG&A	6,127	5,345	5,930	11,472	10,735
Acquisition-related items	-	-	-	-	(4,048)
Non-GAAP Operating Income	$ 81,576	$ 19,903	$ 114,780	$ 101,479	$ 181,035
Non-GAAP Operating Profit	*22%*	*8%*	*27%*	*16%*	*24%*
Operating Expense Reconciliation					
GAAP Operating Expenses	$ 129,541	$ 130,716	$ 120,394	$ 260,257	$ 234,810
Amortization of acquisition intangibles	(12,867)	(13,266)	(11,600)	(26,133)	(23,200)
Stock compensation expense - R&D	(6,834)	(7,250)	(6,034)	(14,084)	(12,294)
Stock compensation expense - SG&A	(6,127)	(5,345)	(5,930)	(11,472)	(10,735)
Acquisition-related items	-	-	-	-	4,048
Non-GAAP Operating Expenses	$ 103,713	$ 104,855	$ 96,830	$ 208,568	$ 192,629
Gross Margin/Profit Reconciliation					
GAAP Gross Profit	$ 185,119	$ 124,559	$ 211,282	$ 309,678	$ 372,998
GAAP Gross Margin	*50.5%*	*48.9%*	*49.7%*	*49.9%*	*50.0%*
Stock compensation expense - COGS	170	199	328	369	666
Non-GAAP Gross Profit	$ 185,289	$ 124,758	$ 211,610	$ 310,047	$ 373,664
Non-GAAP Gross Margin	*50.6%*	*49.0%*	*49.7%*	*49.9%*	*50.1%*
Effective Tax Rate Reconciliation					
GAAP Tax Expense (Benefit)	$ (1,448)	$ (228)	$ 17,197	$ (1,676)	$ 22,160
GAAP Effective Tax Rate	*-2.6%*	*5.1%*	*19.0%*	*-3.2%*	*16.0%*
Adjustments to income taxes	17,054	3,926	7,260	20,980	14,517
Non-GAAP Tax Expense	$ 15,606	$ 3,698	$ 24,457	$ 19,304	$ 36,677
Non-GAAP Effective Tax Rate	*18.9%*	*17.2%*	*21.4%*	*18.5%*	*20.2%*
Tax Impact to EPS Reconciliation					
GAAP Tax Expense (Benefit)	$ (0.02)	$ -	$ 0.26	$ (0.03)	$ 0.33
Adjustments to income taxes	0.27	0.06	0.11	0.34	0.22
Non-GAAP Tax Expense	$ 0.25	$ 0.06	$ 0.37	$ 0.31	$ 0.55

Q2 FY19 Letter to Shareholders

CIRRUS LOGIC®

12

Q2 FY19 Letter to Shareholders 13 Sep. 29, Mar. 31, Sep. 23, 2018 2018 2017 ASSETS Current assets Cash and cash equivalents $ 195,857 $ 235,604 $ 180,198 Marketable securities 48,701 26,397 15,446 Accounts receivable, net 206,789 100,801 232,380 Inventories 142,315 205,760 210,791 Other current assets 48,910 45,112 31,185 Total current Assets 642,572 613,674 670,000 Long-term marketable securities 151,207 172,499 133,547 Property and equipment, net 193,218 191,154 177,523 Intangibles, net 86,769 111,547 131,235 Goodwill 287,368 288,718 289,248 Deferred tax asset 13,733 14,716 30,511 Other assets 29,527 37,809 23,703 Total assets $ 1,404,394 $ 1,430,117 $ 1,455,767 LIABILITIES AND STOCKHOLDERS' EQUITY Current liabilities Accounts payable $ 88,473 $ 69,850 $ 131,125 Accrued salaries and benefits 30,154 35,721 35,651 Other accrued liabilities 37,275 34,638 24,414 Total current liabilities 155,902 140,209 191,190 Non-current income taxes 79,127 92,753 51,830 Other long-term liabilities 26,390 35,427 12,831 Stockholders' equity: Capital stock 1,338,586 1,312,434 1,288,669 Accumulated deficit (182,453) (139,345) (92,180) Accumulated other comprehensive income (loss) (13,158) (11,361) 3,427 Total stockholders' equity 1,142,975 1,161,728 1,199,916 Total liabilities and stockholders' equity $ 1,404,394 $ 1,430,117 $ 1,455,767 CONSOLIDATED CONDENSED BALANCE SHEET unaudited; in thousands Prepared in accordance with Generally Accepted Accounting Principles